Exhibit 99.1

NOTICE OF OPTIONAL REDEMPTION

September 20, 2010

Deutsche Bank Trust Company Americas,
as Trustee
60 Wall Street, 26th Floor
New York, New York 10005
Facsimile: (212) 553-2460

Attention: Corporate Trust Administration

Ladies and Gentlemen:

     Reference is hereby made to the First Supplemental Indenture dated as of December 10, 2009 among CIT Group Funding Company of Delaware LLC (the “Company”), as Issuer, CIT Group Inc. and the Other Guarantors Named Therein, as Guarantors, and Deutsche Bank Trust Company Americas, as Trustee, Series B Parent Collateral Agent and Series B Subsidiary Collateral Agent (the “First Supplemental Indenture”), supplementing the Indenture dated as of December 10, 2009 between CIT Group Funding Company of Delaware LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee (the “Series B Indenture” and, together with the First Supplemental Indenture, collectively, the “Indenture”). Capitalized terms used but not otherwise defined herein, shall have the meaning assigned to such terms in the Indenture.

     NOTICE IS HEREBY GIVEN TO THE TRUSTEE, pursuant to Section 11.2 of the Series B Indenture, of the Company’s election to effect an optional redemption of the Notes under Section 3.2 of the First Supplemental Indenture in the manner more fully described hereinbelow.

     The Company hereby designates October 21, 2010 as the Redemption Date for the optional redemption of Notes to be made pursuant to this Notice of Optional Redemption.

     On the above-referenced Redemption Date, the Company shall optionally redeem Notes in an aggregate principal amount of Five Hundred Thirty Seven Million Three Hundred One Thousand Five Hundred Twenty Four Dollars ($537,301,524) at a Redemption Price equal to one hundred three and five-tenths (103.5) percent of such aggregate principal amount.

     The aggregate principal amount of Notes to be redeemed pursuant to this Notice of Optional Redemption shall consist of the following principal amounts outstanding under the following series of the Notes: (a) Two Hundred Fourteen Million Nine Hundred Twenty Thousand Six Hundred Ten Dollars ($214,920,610) in principal amount of the 2013 Notes (CUSIP No. 12557V AA1; ISIN No. US12557VAA17; Note No. 01), being the entire outstanding principal amount of such Notes; and (b) Three Hundred Twenty Two Million Three Hundred Eighty Thousand Nine Hundred Fourteen Dollars ($322,380,914) in principal amount of the 2014 Notes (CUSIP No. 12557V AB9; ISIN No. US12557VAB99; Note No. 01), being the entire outstanding principal amount of such Notes.

     By its execution of this Notice of Optional Redemption, the Trustee hereby (y) waives (i) the requirement in Section 11.2 of the Series B Indenture that the Company give notice of its election to effect an optional redemption of Notes hereunder at least sixty (60) days prior to the above-referenced Redemption Date, and (ii) the requirement in Section 11.4 of the Series B Indenture that the Company give the Trustee at least 5 days’ prior notice of the date on which the Company requests the Trustee to give

Holders notice of the Company’s optional redemption of Notes hereunder; and (z) agrees with the Company that notice given pursuant to this Notice of Optional Redemption on the date hereof constitutes good and sufficient notice under each of the foregoing sections for purposes of the Company’s optional redemption of Notes hereunder on such Redemption Date.

[Remainder of Page Intentionally Left Blank. The Next Page is the Signature Page.]

     IN WITNESS WHEREOF, the undersigned has caused this Notice of Optional Redemption to be executed by its duly authorized officer as of the date first above written.

CIT GROUP FUNDING COMPANY OF DELAWARE LLC

By:	/s/ Glenn A. Votek
Name: Glenn A. Votek
Title: President and Treasurer

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Irene Siegel
Name: Irene Siegel
Title: Vice President

By:	/s/ Maria Inoa
Name: Maria Inoa
Title: Associate